Exhibit 10.2

AMENDED AND RESTATED CONTINUITY AGREEMENT

This Agreement (the “Agreement”) is dated as of                      by and between Weight Watchers International, Inc., a Virginia corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with certain key executives of the Company, such agreements to set forth the severance compensation which the Company agrees to pay such executives under certain circumstances in connection with a change in control of the Company; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Compensation Committee of the Board (the “Committee”) as an executive to be offered such a continuity compensation agreement with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term. This Agreement shall become effective on the date hereof and, subject to the Executive’s continued employment by the Company, remain in effect until December 31, 20     [Generally the December 31st following the third year anniversary of signing]; provided, however, that, on December 31, 20     [Generally the December 31st following the third year anniversary of signing] and on each successive one-year anniversary thereof (each, a “Renewal Date”), this Agreement shall automatically renew for a one-year term, unless the Company provides to the Executive, in writing, at least 180 days prior to any Renewal Date, notice that this Agreement shall not be renewed. Notwithstanding the foregoing, in the event that a Change in Control (as hereinafter defined) occurs at any time prior to the termination or expiration of this Agreement in accordance with the preceding sentence, this Agreement shall not terminate until the second anniversary of the Change in Control.

2. Change in Control. No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until either (i) a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a)(i) or (ii) hereof or (ii) the Executive’s employment by the Company shall have terminated in accordance with Section 3(a)(ii) or (iii) hereof prior to the occurrence of a Change in Control and thereafter a

Change in Control actually occurs. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when:

(a) any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any Person or Group controlling, controlled by or under common control with, the Company;

(b) a change in the composition of the Board since the date of this Agreement such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual, who becomes a member of the Board subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a member of the Board as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Group other than the Board shall not be deemed a member of the Incumbent Board;

(c) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 51% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are held subsequent to such transaction by the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(d) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company;

if and only if, as a result of the occurrence of any of the foregoing events in subsections (a) through (d) above, any Person or Group other than Artal Luxembourg S.A. or any of its affiliates is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board.

3. Termination of Employment; Definitions.

(a) The Executive shall be entitled to the compensation provided for in

Section 4 of this Agreement if:

(i) within two years following a Change in Control, the Executive’s employment is terminated by the Company for any reason other than (A) the Executive’s Disability, (B) the Executive’s Retirement, (C) the Executive’s death, or (D) for Cause (Disability, Retirement and Cause are hereinafter defined);

(ii) in the event that (A) within three months prior to, but in connection with, the anticipated occurrence of a Change in Control (and thereafter such Change in Control actually occurs, in which case Executive’s date of Termination shall be deemed to have occurred immediately following the Change in Control) or (B) within two years following a Change in Control, the Executive terminates his or her employment for Good Reason (as defined in Section 3(e) below) after providing the Company with a Notice of Termination (as defined below) at least 60 days prior to such termination of employment; or

(iii) (A) an agreement is signed which, if consummated, would result in a Change in Control, (B) between the date on which such agreement is signed but prior to the actual occurrence of the Change in Control, in connection with such anticipated Change in Control the Executive’s employment is terminated by the Company for any reason other than (w) the Executive’s Disability, (x) the Executive’s Retirement, (y) the Executive’s death, or (z) for Cause and (C) such Change in Control actually occurs (in which case Executive’s date of Termination shall be deemed to have occurred immediately following the Change in Control).

(b) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence), during the term of this Agreement, for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness, as determined by a physician selected by the Executive and approved by the Company for such purpose (such approval not to be unreasonably withheld).

(c) Retirement. For purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment, during the term of this Agreement, pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan, but only if such retirement occurs prior to a termination by the Company without Cause (and not in anticipation of a termination for Cause).

(d) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence, during the term of this Agreement, of any of the following:

(i) the willful and continued failure of the Executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Executive by the Board, which specifically identifies the manner in which the Board believes the Executive has not substantially performed his or her duties;

(ii) dishonesty in the performance of the Executive’s duties with the Company;

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

(iv) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

(v) the Executive’s breach of the provisions of Section 12 of this Agreement.

Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the non-employee members of the Board (or, after a Change in Control, of the ultimate parent of the entity which caused the Change in Control (if the Company has become a subsidiary) to have occurred), at a meeting of such members called and held for such purpose, which meeting shall be held not less than 30 days after the Company has provided prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question prior to such meeting, finding that, in the reasonable judgment of such members, the conduct or event set forth in any of clauses (i) through (v) above has occurred and that such occurrence warrants the Executive’s termination.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the term of this Agreement, of any of the following, without the Executive’s express written consent:

(i) any diminution in the Executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from those in effect prior to the date that is three months prior to the Change in Control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the Executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly owned subsidiary of another Person or Group;

(ii) any reduction in the Executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan (the “Bonus Plan”) (together, the “Compensation”) from the Executive’s Compensation in effect immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from such Compensation in effect prior to the date that is three months prior to the Change in Control);

(iii) any relocation of the Executive’s principal work place to a location that is more than 35 miles from the location at which the Executive was based immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from the location of Executive’s principal work place on the date that is three months prior to the Change in Control); or

(iv) any failure by the Company to obtain from any successor to the Company an agreement, reasonably satisfactory to the Executive, to assume and perform this Agreement, as contemplated by Section 10(a) hereof.

Notwithstanding the foregoing, in the event that the Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 3(e) within 60 days after the occurrence of an event giving rise to Good Reason, the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

(f) Notice of Termination. Any purported termination of the Executive’s employment (other than on account of the Executive’s death) shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.

4. Compensation Upon Termination of Employment. If the Executive’s employment by the Company shall be terminated in accordance with Section 3(a) (the “Termination”), the Executive shall be entitled to the following payments and benefits:

(a) Severance. The Company shall pay, or cause to be paid, to the Executive a cash severance payment in an amount equal to the product of two times the sum of (i) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) and (ii) the Executive’s target annual bonus (“Target Bonus”) in respect of the fiscal year of the Company (a “Fiscal Year”) in which the Termination occurs (or, if higher, the average annual bonus actually earned by the Executive in respect of the three full Fiscal Years prior to the year in which the Notice of Termination is given) under the Bonus Plan. This cash severance amount shall be payable in a lump sum, calculated without any present value discount, within 10 business days after the Executive’s date of Termination.

(b) Additional Payments and Benefits. The Executive shall also be entitled to:

(i) a lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid base salary through the date of Termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Bonus Plan, (C) in respect of the Fiscal Year in which the date of Termination occurs, the higher of (x) the pro rata portion of the Executive’s Target Bonus and (y) if the Company is exceeding the performance targets established under the Bonus Plan for such Fiscal Year as of the date of Termination, the Executive’s actual annual bonus payable under the Bonus Plan based upon such achievement (such pro rata portion in either case calculated from January 1 of such year through the date of Termination) (such payment, the “Pro Rata Bonus”), and (D) any other compensation previously deferred (excluding qualified plan deferrals by the Executive under or into benefit plans of the Company), and (E) an amount representing the Executive’s accrued but unused vacation days, if any, in each case for subsections (A) through (E) above, in full satisfaction of the Executive’s rights thereto;

(ii) continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) (“Welfare Benefit Coverage”) for the Executive and the Executive’s eligible dependents or, to the extent Welfare Benefit Coverage is not commercially available, such other Welfare Benefit Coverage reasonably acceptable to the Executive, on the same basis as in effect prior to the Executive’s Termination, for a period ending on the earlier of (A) the second anniversary of the date of Termination (the “Continuation Period”) and (B) the commencement of comparable Welfare Benefit Coverage by the Executive with a subsequent employer;

(iii) continued provision of the perquisites the Executive enjoyed prior to the date of Termination for a period ending on the earlier of (A) the end of the Continuation Period and (B) the receipt by the Executive of comparable perquisites from a subsequent employer;

(iv) immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units and restricted stock granted or issued by the Company prior to, on or upon the Change in Control (to the extent not previously vested on or following the Change in Control);

(v) additional Company contributions under the Company’s qualified defined contribution plan and any other retirement plans in which the Executive participated prior to the date of Termination during the Continuation Period; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the Executive is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall instead receive an additional lump sum payment equal to the contributions that would have been made during the Continuation Period if the Executive had remained employed with the Company during such period; and

(vi) all other accrued or vested benefits in accordance with the terms of any applicable Company plan, which vested benefits shall include the Executive’s otherwise unvested account balances in the Company’s qualified defined contribution plan, which shall become vested as of the date of Termination (the “Accrued Benefits”) (with an offset for any amounts paid under Section 4(b)(i)(D), above).

All lump sum payments under this Section 4(b) shall be paid within 10 business days after the Executive’s date of Termination.

(c) Outplacement. If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by the Executive; provided, however, that such outplacement services shall be provided to the Executive at a cost to the Company of not more than $15,000.

(d) Legal Expenses. The Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation to pay or reimburse any such legal fees if (i) in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive’s action was taken in bad faith or was frivolous or otherwise without a reasonable legal or factual basis, or (ii) in the case of any action, the action is materially decided in favor of the Company.

5. Compensation Upon Termination for Death, Disability, Retirement. If the Executive’s employment is terminated by reason of Death, Disability or Retirement prior to any other Termination (other than in anticipation of a termination for Cause by the Company), the Executive will receive:

(a) the sum of (i) the Executive’s accrued but unpaid base salary through the date of Termination, (ii) the Pro Rata Bonus, and (iii) any compensation previously deferred (excluding any qualified plan deferrals) by the Executive under or into benefit plans of the Company and an amount representing the Executive’s accrued but unused vacation days, if any, in each case, in full satisfaction of the Executive’s rights thereto; and

(b) the Accrued Benefits (with an offset for any amounts paid under Section 5(a)(iii), above).

6. Compensation Upon Termination by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause, the Executive will receive the sum of the Executive’s accrued but unpaid salary through the date of Termination and an amount representing the Executive’s accrued but unused vacation days, if any, in each case, in full satisfaction of the Executive’s rights thereto.

7. Excess Parachute Excise Tax. Notwithstanding any other provision of this Agreement,

(a) If it is determined (as provided in Section 7(c), below) that the payments and benefits provided to the Executive under this Agreement and under any other plan or arrangement with the Company and its affiliates, in the aggregate (a “Payment”), would be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), and the aggregate value of the Payment exceeds 3.0 times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the (“Base Amount”)

by five percent (5%) or less, then the Payment shall be reduced to the extent necessary so that the aggregate value of the Payment is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that if the aggregate value of the Payment exceeds the Base Amount by more than five percent (5%), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) If the determination made pursuant to Section 7(a) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 7(a) hereof, the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within 10 days of the determination of the reduction in payments. If no such election is made by the Executive within such 10-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election. Within 10 days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement. Notwithstanding the foregoing, if the Executive is subject to Section 409A of the Code, then in lieu of the payment reduction election described above, the reduction of payments shall be implemented first by reducing any severance payments that the Executive would otherwise be entitled to receive under Section 4(a) of this Agreement and, thereafter, by reducing other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A of the Code.

(c) Subject to the provisions of Section 7(a) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the date of Termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that the aggregate value of the Payment exceeds the Base Amount by more than 5% such that an Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations (and, in any event, no later than the end of the calendar year following the year during which the Excise Tax is incurred by the Executive). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal

Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successors provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(e) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(d) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group that includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If, prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within 10 business days pay to the Company the amount of such reduction.

(e) (i) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code (or any successor provision thereto), the Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-

tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to matters covered hereby).

(iii) If, after the receipt by the Executive of an amount advanced by the Company in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company or it is otherwise determined for any reason that additional amounts could be paid to the Executive without incurring any Excise Tax, any such amount will be promptly paid by the Company to the named Executive. If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and shall be deemed to be in consideration for services rendered after the date of the Termination.

(f) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(c) hereof.

(g) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 7(c) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his or her payment thereof.

8. Obligations Absolute; Non-Exclusivity of Rights; Joint and Several Liability.

(a) The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(c) Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.

9. Entire Agreement; Not an Employment Agreement; No Duplication of Payments or Benefits.

(a) This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(b) This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

(c) To the extent, and only to the extent, a payment or benefit that is paid or provided under Section 4 would also be paid or provided under the terms of another Company plan, program or arrangement (a “Company Plan”), then subject to Section 9(d), (i) in the event that such payment or benefit is first paid or provided under the terms of a Company Plan prior to the date such payment or benefit is paid or provided under Section 4, such payment or benefit shall offset any corresponding payment or benefit that is paid or provided under Section 4, and (ii) in the event that such payment or benefit is first paid or provided under Section 4, such Company Plan will be deemed to have been satisfied by the corresponding payment or benefit made or provided under Section 4.

(d) Notwithstanding anything herein to the contrary, if any payments or benefits that the Company would otherwise be required to provide under this Agreement or any Company Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting the Executive to income tax under Section 409A of the Code, the Company shall provide such intended payments or benefits to the Executive in an alternative manner that conveys an equivalent economic benefit to the Executive (without materially increasing the aggregate cost to the Company). If at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or an earlier date as is permitted under Section 409A of the Code without any accelerated or additional tax). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

10. Successors; Binding Agreement, Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 10(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

11. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

Weight Watchers International, Inc.

11 Madison Avenue, 17th Floor

New York, New York 10010

Attention: Board of Directors

and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

12. Confidentiality. The Executive shall retain in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 12. Upon the Termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.

13. Miscellaneous.

(a) Amendments. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.

(b) Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

15. Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of New York without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.:

By:

Title:

EXECUTIVE:

[Name]

Address: